As Filed With the Securities and Exchange Commission on October 17, 2003
                                     Registration Statement No. ____________
=============================================================================

                                 UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                                   --------


                                   FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          DELTA PETROLEUM CORPORATION
                (Exact name of registrant as specified in its charter)

                                   Colorado
              (State or jurisdiction of incorporation or organization)

                                  84-1060803
                  (I.R.S. Employer Identification Number)

                           475 17th Street, Suite 1400
                            Denver, Colorado 80202
                                (303) 293-9133
   (Address and telephone number of issuer's principal executive offices)

                    Roger A. Parker, Chief Executive Officer
                           475 17th Street, Suite 1400
                            Denver, Colorado 80202
                                (303) 293-9133
             (Name, address and telephone number of agent for service)

Approximate date of proposed sale to public: As soon as the registration statement is effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


                        CALCULATION OF REGISTRATION FEE
=============================================================================
                                                    Proposed
                                      Estimated     Maximum
Title of Each                         Offering      Aggregate    Amount of
Class of Securities    Amount to be   Price         Offering     Registration
to be Registered       Registered(1)  Per Unit(2)   Price        Fee
-----------------------------------------------------------------------------

Common Stock,
$.01 par value          1,000,000      $5.04        $5,040,000   $408.24


=============================================================================

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2) In accordance with Rule 457(c), the aggregate offering price of our stock is estimated solely for calculating the registration fees due for this filing. For the initial filing of this Registration Statement, this estimate was based on the average of the high and low sales price of our stock reported by the Nasdaq Small Cap Market on October 14, 2003 which was $5.04 per share.

                           SUBJECT TO COMPLETION; DATED OCTOBER 17, 2003
----------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                            Up to 1,000,000 Shares

                         Delta Petroleum Corporation

                                Common Stock
                        ----------------------------

     The selling shareholder may use this prospectus in connection with sales of up to 1,000,000 shares of our common stock.



                               Trading Symbol
                          NASDAQ Small Cap Market
                                  "DPTR"


-----------------------------------------------------------------------------
Consider carefully the risk factors beginning on page 7 of this prospectus.
-----------------------------------------------------------------------------


     The selling shareholder may sell the common stock at prices and on terms determined by the market, in negotiated transactions or through underwriters. We will not receive any proceeds from the sale of shares by the selling shareholder.

     The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                The date of this prospectus is _________, 2003

                            AVAILABLE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

     We have filed with the Commission a Registration Statement on Form S-3 (together with all exhibits, amendments and supplements, the "Registration Statement") of which this prospectus constitutes a part, under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this prospectus or any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that we have filed with the Commission shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such documents:

1. Annual Report on Form 10-K (for fiscal year ended June 30, 2003) filed September 23, 2003, Exchange Act reporting number 0-16203.

2. Current Report on Form 8-K/A, dated May 24, 2002, filed on August 9, 2002, Exchange Act reporting number 0-16203.

4. Current Report on Form 8-K, dated September 19, 2003, filed on October 2, 2003, Exchange Act reporting number 0-16203.

4. Current Report on Form 8-K, dated September 22, 2003, filed on September 23, 2003, Exchange Act reporting number 0-16203.

5. All documents filed by us, subsequent to the date of this prospectus, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.

     In addition, all filings made by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 filed after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference in this prospectus.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Aleron H. Larson, Jr., Delta Petroleum Corporation, Suite 1400, 475 17th Street, Denver, Colorado 80202, or (303) 293-9133.


CAUTIONARY STATEMENT FOR PURPOSES OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS

     We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the "safe harbor" protection for forward-looking statements afforded under federal securities laws. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about us. These statements may include projections and estimates concerning the timing and success of specific projects and our future (1) income, (2) oil and gas production, (3) oil and gas reserves and reserve replacement and (4) capital spending. Forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. Sometimes we will specifically describe a statement as being a forward-looking statement. In addition, except for the historical information contained in this prospectus, the matters discussed in this prospectus are forward-looking statements. These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially.

     We believe the factors discussed below are important factors that could cause actual results to differ materially from those expressed in a forward-looking statement made herein or elsewhere by us or on our behalf. The factors listed below are not necessarily all of the important factors. Unpredictable or unknown factors not discussed herein could also have material adverse effects on actual results of matters that are the subject of forward-looking statements. We do not intend to update our description of important factors each time a potential important factor arises. We advise our shareholders that they should (1) be aware that important factors not described below could affect the accuracy of our forward-looking statements and (2) use caution and common sense when analyzing our forward-looking statements in this document or elsewhere, and all of such forward-looking statements are qualified by this cautionary statement.

     Historically, natural gas and crude oil prices have been volatile.
     These prices rise and fall based on changes in market demand and changes in the political, regulatory and economic climate and other factors that affect commodities markets generally and are outside of our control.

     Projecting future rates of oil and gas production is inherently imprecise. Producing oil and gas reservoirs generally have declining production rates.

     All of our reserve information is based on estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. There are numerous uncertainties inherent in estimating quantities of proved natural gas and oil reserves.

     Changes in the legal and/or regulatory environment could have a material adverse effect on our future results of operations and financial condition. Our ability to explore for and economically produce and sell our oil and gas production is affected and could possibly be restrained by a number of legal and regulatory factors, particularly with respect to our offshore California properties.

     Our drilling operations are subject to various risks common in the industry, including cratering, explosions, fires and uncontrollable flows of oil, gas or well fluids.

                            Table of Contents



Prospectus Summary ....................................................   6

Risk Factors...........................................................   7

Use of Proceeds .......................................................  11

Determination of Offering Price .......................................  11

Recent Material Changes in our Business ...............................  12

Selling Security Holder ..............................................   13

Plan of Distribution ..................................................  13

Description of Securities to Be Registered ............................  14

Interests of Named Experts and Counsel ................................  15

Commission Position on Indemnification for
 Securities Act Liabilities ...........................................  15

                            PROSPECTUS SUMMARY

     The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes incorporated by reference into this prospectus.

Delta
-----

     Delta Petroleum Corporation ("Delta," "we," or "us") is a Colorado corporation organized on December 21, 1984. We maintain our principal executive offices at 475 Seventeenth Street, Suite 1400, Denver, Colorado 80202, and our telephone number is (303) 293-9133. Our common stock is listed on NASDAQ under the symbol DPTR.

     We are engaged in the acquisition, exploration, development and production of oil and gas properties. As of June 30, 2003, we had varying interests in 488 gross (260 net) productive wells located in fourteen (14) states and offshore California. These do not include varying small interests in 666 gross (5.2 net) wells located primarily in Texas which are owned by our subsidiary Piper Petroleum Company. We also have interests in five federal units and one lease offshore California near Santa Barbara along with a financial interest in a nearby producing offshore federal unit. We operate approximately 270 of the wells and the remaining wells are operated by independent operators. All of these wells are operated under contracts which we believe are standard in the industry. At June 30, 2003, we estimated onshore proved reserves to be approximately 3,698,000 Bbls of oil and 55.2 Bcf of gas, of which approximately 2,608,000 Bbls of oil and 28.6 Bcf of gas were proved developed reserves. At June 30, 2003, we estimated offshore proved reserves to be approximately 2,051,000 Bbls of oil, of which approximately 919,000 Bbls were proved developed reserves.

The Offering
------------

Securities Offered      A total of 1,000,000 shares by the selling
                        shareholder.

Offering Price          The shares being offered by this prospectus are being
                        offered by the selling shareholder from time to time at the then current market price.

Common Stock            24,418,572 shares (as of September 30, 2003)
Outstanding

Dividend Policy         We do not anticipate paying dividends on our
                        common stock in the foreseeable future.

Use of Proceeds         The shares offered by this prospectus are being sold
                        by the selling shareholder and we will not receive any proceeds of the offering.

                                RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information in this prospectus, the following:

1. We have substantial debt obligations and shortages of funding could hurt our future operations.

    As the result of debt obligations that we have incurred in connection with purchases of oil and gas properties, we are obligated to make substantial monthly payments to our lenders on loans which encumber our oil and gas properties and our production revenue. We currently owe Bank of Oklahoma and Local Oklahoma Bank approximately $34 million, and we are currently required to pay approximately $640,000 per month to service this debt. We also currently owe Kaiser-Francis Oil Company approximately $4 million, and we are required to make minimum monthly payments of principal and interest on the Kaiser-Francis debt that are equal to the greater of $150,000 or 75% of net cash flows from our property acquisitions that were completed on November 1, 1999 and December 1, 1999. The entire amount of the Kaiser-Francis debt will become due and payable in full on July 1, 2004. Although we also intend to seek outside capital to either refinance our bank debt or provide liquidity, at the present time we are almost totally dependent upon the revenues that we receive from our oil and gas properties to service our debt. In the event that oil and gas prices and/or production rates drop to a level that we are unable to pay the minimum principal and interest payments that are required by our debt agreements, it is likely that we would lose our interest in some or all of our properties. In addition, our level of oil and gas activities, including exploration and development of existing properties and additional property acquisitions, will be significantly dependent on our ability to successfully conclude funding transactions.

2. A default under our credit agreement could cause us to lose our properties.

     Our credit facility with Bank of Oklahoma and Local Oklahoma Bank allows us to borrow, repay and reborrow amounts. In order to obtain this facility, we granted a first and prior lien to the lending banks on most of our oil and gas properties, certain related equipment, oil and gas inventory, certain bank accounts and proceeds. Under the terms of our credit agreement, the oil and gas properties mortgaged must represent not less than 80% of the engineered value of our oil and gas properties as determined by the Bank of Oklahoma using its own pricing parameters, exclusive of the properties that are mortgaged to Kaiser-Francis under a separate lending arrangement. Our borrowing base, which determines the amounts that we are allowed to borrow or have outstanding under our credit facility, was recently increased to $34 million. Subsequent determinations of our borrowing base will be made by the lending banks at least semi-annually on October 1 and April 1 of each year or as unscheduled redeterminations. In connection with each determination of our borrowing base, the banks will also redetermine the amount of our monthly commitment reduction. Our monthly commitment reduction is currently $640,000 and will continue at that amount until the amount of the monthly commitment reduction is redetermined. Our borrowing base and the revolving commitment of the banks to lend money under the credit agreement must be reduced as of the first day of each month by an amount determined by the banks under our credit agreement. The amount of the borrowing base must also be reduced from time to time by the amount of any prepayment that results from our sale of oil and gas properties. If as a result of any such monthly commitment reduction or reduction in the amount of our borrowing base, the total amount of our outstanding debt ever exceeds the amount of the revolving commitment then in effect, then within 30 days after we are notified by the Bank of Oklahoma, we must make a mandatory prepayment of principal that is sufficient to cause our total outstanding indebtedness to not exceed our borrowing base. If for any reason we were unable to pay the full amount of the mandatory prepayment within the 30 requisite day period, we would be in default of our obligations under our credit agreement. For so long as the revolving commitment is in existence or any amount is owed under any of the loan documents, we will also be required to comply with a substantial number of loan covenants that will limit our flexibility in conducting our business and which could cause us significant problems in the event of a downturn in the oil and gas market. Upon occurrence of an event of default and after the expiration of any cure period that is provided in our credit agreement, the entire principal amount due under the notes, all accrued interest and any other liabilities that we might have to the lending banks under the loan documents will all become immediately due and payable, all without notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, and we will not be permitted to service our obligations under our loan agreement with Kaiser-Francis Oil Company from proceeds of the collateral securing the loan under our credit agreement including, but not limited to, oil and gas properties or any related operating fees. The foregoing information is provided to alert investors that there is risk associated with our existing debt obligations. It is not intended to provide a summary of the terms of our agreements with our lenders.

3. We have a history of losses and we may not be able to sustain profitability.

     Although we have recently begun to achieve profits from our operations, we have incurred substantial losses from our operations over the past several years except fiscal 2001, and at June 30, 2003 we had an accumulated deficit of $27,596,000. During fiscal year ended June 30, 2003, we had total revenue of $23,980,000, operating expenses of $20,967,000 and net income of $1,257,000. During the fiscal year ended June 30, 2002, we had total revenue of $8,033,000, operating expenses of $13,074,000 and a net loss for fiscal 2002 of $6,253,000. During fiscal 2001 we had total revenue of $12,712,000, operating expenses of $11,093,000 and had net income of $345,000. During the year ended June 30, 2000, we had total revenues of $3,576,000, operating expenses of $5,655,000 and a net loss of $3,367,000.

4. The substantial cost to develop certain of our offshore California properties could result in a reduction of our interest in these properties or penalize us.

     Certain of our offshore California undeveloped properties, in which we have ownership interests ranging from 2.49% to 75%, are attributable to our interests in four of our five federal units (plus one additional lease) located offshore California near Santa Barbara. The cost to develop these properties will be very substantial. The cost to develop all of these offshore California properties in which we own an interest, including delineation wells, environmental mitigation, development wells, fixed platforms, fixed platform facilities, pipelines and power cables, onshore facilities and platform removal over the life of the properties (assumed to be 38 years), is estimated to be in excess of $3 billion. Our share of such costs, based on our current ownership interest, is estimated to be over $200 million. Operating expenses for the same properties over the same period of time, including platform operating costs, well maintenance and repair costs, oil, gas and water treating costs, lifting costs and pipeline transportation costs, are estimated to be approximately $3.5 billion, with our share, based on our current ownership interest, estimated to be approximately $300 million.

There will be additional costs of a currently undetermined amount to develop the Rocky Point Unit. Each working interest owner will be required to pay its proportionate share of these costs based upon the amount of the interest that it owns. If we are unable to fund our share of these costs or otherwise cover them through farmouts or other arrangements, then we could either forfeit our interest in certain wells or properties or suffer other penalties in the form of delayed or reduced revenues under our various unit operating agreements.

5.   The development of the offshore units could be delayed or halted.

     Our offshore California leases are located in federal units that have been formally approved and are regulated by the Minerals Management Service of the federal government ("MMS"). There has historically been political resistance to the development of these leases due to environmental concerns. At the request of the local regulatory agencies of the affected Tri-Counties in California, the MMS initiated a study, called the California Offshore Oil and Gas Energy Resources (COOGER) study, which was intended to present a long-term regional perspective of potential onshore constraints that should be considered when developing the existing undeveloped offshore leases. The COOGER study took several years to complete and was presented as a final document in January of 2000. During the period while the COOGER study was being completed, the MMS unilaterally approved suspensions of operations for the affected leases which had the effect of allowing most of our offshore leases to continue in effect after their stated expiration dates. During that same period, the State of California commenced litigation in Federal Court in California which, among other things, challenged the ability of the MMS under federal law to approve the subject suspensions and thereby extend the terms of the leases without providing the State of California with a formal determination that the granting of the suspensions was consistent with the requirements of the Coastal Zone Management Act. On June 22, 2001, the California Federal Court ordered the MMS to set aside its approval of the suspensions of our offshore leases that were granted while the COOGER study was being completed, and to direct suspensions, including all milestone activities, for a time sufficient for the MMS to provide the State of California with a consistency determination under federal law. On July 2, 2001 these milestones were suspended by the MMS, but as of the date of this prospectus the MMS has not yet made a consistency determination. On January 9, 2002 we and several other plaintiffs filed a separate lawsuit in the United States Court of Federal Claims in Washington, D.C. alleging that the U.S. Government materially breached the terms of the leases for our offshore California properties. Our suit seeks compensation for the lease bonuses and rentals paid to the Federal Government, exploration costs, and related expenses. While it is still our present intent to develop our offshore California properties as soon as possible, the ultimate outcome and effects of the litigation pertaining to these properties are not certain at the present time. In the event that we make a determination that development of all or any portion of these properties is not feasible, we intend to write off an appropriate portion of these assets on our balance sheet irrespective of the status of our litigation against the United States government at that time.
As of June 30, 2003, these properties had an aggregate carrying value of $10,164,000.

6. We will have to incur substantial costs in order to develop our reserves and we may not be able to secure funding.

     Relative to our financial resources, we have significant undeveloped properties in addition to those in offshore California discussed above that will require substantial costs to develop. During the year ended June 30, 2003, we did not participate in the drilling of any offshore wells, but we did participate in the drilling of nine onshore wells, of which three were non-productive, at a cost to us of approximately $2,145,000. The cost of these wells either has been or will be paid out of our cash flow. Although we believe that we will participate in the drilling of additional wells during our 2004 fiscal year, our level of oil and gas activity, including exploration and development and property acquisitions, will be to a significant extent dependent upon our cash flow from operations which is in turn dependent upon the prices that we receive from the sale of our oil and gas production.

     We expect to continue incurring costs to acquire, explore and develop oil and gas properties, and management predicts that these costs (together with general and administrative expenses) will be in excess of funds available from revenues from properties owned by us and existing cash on hand. It is anticipated that the source of funds to carry out such exploration and development will come from a combination of our sale of working interests in oil and gas leases, production revenues, sales of our securities, and funds from any funding transactions in which we might engage.

7.   Current and future governmental regulations will affect our operations.

     Our activities are subject to extensive federal, state, and local laws and regulations controlling not only the exploration for and sale of oil, but also the possible effects of such activities on the environment. Present as well as future legislation and regulations could cause additional expenditures, restrictions and delays in our business, the extent of which cannot be predicted, and may require us to cease operations in some circumstances. In addition, the production and sale of oil and gas are subject to various governmental controls. Because federal energy policies are still uncertain and are subject to constant revisions, no prediction can be made as to the ultimate effect on us of such governmental policies and controls.

8. We hold only a minority interest in certain properties and, therefore, generally will not control the timing of development.

     We currently do not operate approximately 40% of the wells in which we own an interest and we are dependent upon the operators of the wells that we do not operate to make most decisions concerning such things as whether or not to drill additional wells, how much production to take from such wells, or whether or not to cease operation of certain wells. Further, we do not act as operator of and, with the exception of Rocky Point, we do not own a controlling interest in any of our offshore California properties. While we, as a working interest owner, may have some voice in the decisions concerning the wells, we are not the primary decision maker concerning them. As a result, we will generally not control the timing of either the development of most of these non-operated properties or the expenditures for their development. Because we are not in control of the non-operated wells, we may not be able to cause wells to be drilled even though we may have the funds with which to pay our proportionate share of the expenses of such drilling, or, alternatively, we may incur development expenses at a time when funds are not available to us. We hold only a minority interest in and do not operate many of our properties and, therefore, generally will not control the timing of development on these properties.

9. We are subject to the general risks inherent in oil and gas exploration and operations.

     Our business is subject to risks inherent in the exploration, development and operation of oil and gas properties, including but not limited to environmental damage, personal injury, and other occurrences that could result in our incurring substantial losses and liabilities to third parties. In our own activities, we purchase insurance against risks customarily insured against by others conducting similar activities. Nevertheless, we are not insured against all losses or liabilities which may arise from all hazards because such insurance is not available at economic rates, because the operator has not purchased such insurance, or because of other factors. Any uninsured loss could have a material adverse effect on us.

10.  We have no long-term contracts to sell oil and gas.

     We do not have any long-term supply or similar agreements with governments or authorities for which we act as a producer. We are therefore dependent upon our ability to sell oil and gas at the prevailing well head market price. There can be no assurance that purchasers will be available or that the prices they are willing to pay will remain stable.

11.  Our business is not diversified.

     Since all of our resources are devoted to one industry, purchasers of our common stock will be risking essentially their entire investment in a company that is focused only on oil and gas activities.

12.  Our shareholders do not have cumulative voting rights.

     Holders of our common stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the present shareholders will be able to elect all of our directors.

13.  We do not expect to pay dividends.

     There can be no assurance that our proposed operations will result in sufficient revenues to enable us to operate at profitable levels or to generate a positive cash flow, and our current loan documents prevent us from paying dividends. For the foreseeable future, it is anticipated that any earnings which may be generated from our operations will be used to finance our growth and that dividends will not be paid to holders of common stock.

14.  We depend on key personnel.

     We currently have only three employees that serve in management roles, and the loss of any one of them could severely harm our business. In particular, Roger A. Parker is responsible for the operation of our oil and gas business, Aleron H. Larson, Jr. is responsible for other business and corporate matters, and Kevin K. Nanke is our chief financial officer. We do not have key man insurance on the lives of any of these individuals.


                                USE OF PROCEEDS

     The proceeds from the sale of the shares of common stock offered by this prospectus will be received directly by the selling shareholder and we will not receive any proceeds from the sale of these shares.


                        DETERMINATION OF OFFERING PRICE

     The shares being registered herein are being sold by the selling shareholder, and not by us, and are therefore being sold at the market price as of the date of sale. Our common stock is traded on the Nasdaq Small Cap Market under the symbol "DPTR." On October 16, 2003, the reported closing price for our common stock on the Nasdaq Small Cap Market was $5.20.


                    RECENT MATERIAL CHANGES IN OUR BUSINESS

     Other than as set forth below, there have been no material changes in our business since June 30, 2003 that have not been reported in our reports on Form 10-Q and/or Forms 8-K, except as set forth below.

     On September 19, 2003, we completed an acquisition of certain production and drilling prospects in Colorado and Wyoming from Edward Mike Davis LLC and Edward Mike Davis, individually (collectively, the "Seller"), pursuant to the terms of a Purchase and Sale Agreement effective as of August 1, 2003. The total consideration paid for these properties was 1,000,000 shares of our common stock and $8 million, of which $2 million was paid in cash and $6 million in the form of a short-term promissory note payable on October 3, 2003. We also have agreed to pay a commission of approximately $120,000 to a non-affiliated third party in connection with our acquisition of these properties. The amount of the purchase price was the result of arms-length negotiations between the parties.

     We will also be obligated to issue additional shares of common stock to the Seller in the event that Delta and the Seller determine that valid drillable prospects for the discovery and production of hydrocarbons on certain leases, or land pooled therewith, meet certain requirements, including a determination that there are at least one million barrels of recoverable oil or six billion cubic feet of recoverable gas, or a combination thereof, in the prospect. These prospects are referred to as "Bonus Prospects." The Seller will receive up to 190,000 shares for each Bonus Prospect. No more than 1,900,000 shares will be issued to the Seller under this provision, regardless of how many barrels of oil equivalent may be found. The Seller will also receive $50,000 per month for three months for services provided in connection with the identification of such prospects. The Seller also has the option to elect to take assignment of up to a 50% working interest in each well drilled on a Bonus Prospect after payout, on a well-by-well basis.

     The Purchase and Sale Agreement also includes minimum drilling requirements on certain of the properties. If such requirements are not met, Delta may be required to reassign leases on such properties not held by production. The properties acquired include operations and a 90% working interest in the producing Christianson Field and two other fields. The acquisition includes approximately 100,000 acres of prospect leases in Washington County, Colorado, and approximately 20,000 acres of prospect leases in Laramie County, Wyoming. The 16 wells on these properties are currently producing approximately 500 barrels of oil per day net to the interest we acquired.

       In connection with this acquisition, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of common stock that were issued or may be issued to the Seller in connection with this transaction under the Securities Act of 1933, as amended, for resale by the Seller. The registration statement of which this prospectus is a part was filed pursuant to this obligation.

       In October 2003, we increased our borrowing base under the credit facility with Bank of Oklahoma and Local Oklahoma Bank to $34 million in order to pay the short-term note to the Seller. We are currently required to pay approximately $640,000 per month to service our credit facility debt.

     On October 14, 2003, we announced that all required federal, state and county approvals and permits necessary to approve the unit operator's application to develop certain new reserves from the existing offshore California Point Arguello Unit platform have been received. Extended reach drilling will be utilized to develop reserves in the eastern half of OCS Block P-0451, in which we have an interest. Planned wells will target the previously explored and delineated but never produced Rocky Point structure within the limits of the P-0451 block. Our ultimate interest in the new drilling will be dependent upon elections on assignments and well proposals, but in no event will our interest be less than 6%.


                           SELLING SECURITY HOLDER

       The shares offered by this prospectus are being offered by the selling shareholder.

SELLING SHAREHOLDER
-------------------

     The table below includes information regarding ownership of our common stock by the selling shareholder and the number of shares that he may sell under this prospectus. There are no material relationships with the selling shareholder other than those discussed herein.

                          Shares                       Shares       Percent
                       Beneficially                 Beneficially   of Class
                       Owned Prior                  Owned After      Owned
                         to the         Shares          the        After the
Selling Shareholder     Offering       Offered(1)     Offering     Offering
-------------------    ------------    ----------   ------------   ---------

Edward Mike Davis      1,000,000       1,000,000         -0-          -0-


(1) Assumes that the selling shareholder will sell all of the shares of common stock offered by this prospectus. We cannot assure you that the selling shareholder will sell all or any of these shares.


                           PLAN OF DISTRIBUTION

     The selling shareholder and his successors, which term includes his transferees, pledgees or donees or their successors, may sell the common stock directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling shareholder may effect the distribution of the common stock in one or more of the following methods:

       - ordinary brokers' transactions, which may include long or short sales;
       - transactions involving cross or block trades or otherwise on the open market;

       - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;
       - "at the market" to or through market makers or into an existing market for the common stock;
       - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
       - through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or
       - any combination of the above, or by any other legally available means.

     In addition, the selling shareholder or his successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling shareholder. The selling shareholder or his successors in interest may also enter into option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

     We cannot assure you that the selling shareholder will sell any or all of the shares of common stock offered by the selling shareholder.

     In order to comply with the securities laws of certain states, if applicable, the selling shareholder will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling shareholder may not sell the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


                  DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK
------------

     We are authorized to issue 300,000,000 shares of our $.01 par value common stock, of which 24,417,572 shares were issued and outstanding as of September 30, 2003. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Shareholders do not have cumulative rights; hence, the holders of more than 50% of the outstanding common stock can elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of all liabilities. We do not anticipate that any dividends on common stock will be declared or paid in the foreseeable future. Holders of common stock do not have any rights of redemption or conversion or preemptive rights to subscribe to additional shares if issued by us. All of the outstanding shares of our common stock are fully paid and nonassessable.


                   INTERESTS OF NAMED EXPERTS AND COUNSEL

EXPERTS
-------

     The Consolidated Financial Statements of Delta Petroleum Corporation as of June 30, 2003 and 2002, and for each of the years in the three year period ended June 30, 2003 included in the Company's Annual Report on Form 10-K and the Consolidated Financial Statements of Castle Energy Corporation as of September 30, 2001 and 2000, and for each of the years in the three year period ended September 30, 2001, which appears in the Form 8-K/A of Delta Petroleum Corporation dated May 24, 2002 and filed on August 9, 2002, incorporated herein by reference, have been included herein in reliance upon the report by KPMG LLP, independent certified public accountants, appearing therein and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS
-------------

     The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Krys Boyle, P.C., Denver, Colorado.


     COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant according to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the offering are estimated as follows:

          Attorneys Fees                      $  5,000
          Accountants Fees                    $  5,000
          Registration Fees                   $    400
          Printing                            $      0
          Advertising                         $      0
          Other Expenses                      $    600
                                              --------
                          TOTAL               $ 11,000
                                              ========

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Colorado Business Corporation Act (the "Act") provides that a Colorado corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if (a) the person conducted himself or herself in good faith, and
(b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and
(iii) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in the Act. The Act also provides that a Colorado corporation is not permitted to indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
(b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit. Indemnification permitted under the Act in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     Article X of our Articles of Incorporation provides as follows:

                                 "ARTICLE X
                              INDEMNIFICATION

      The corporation may:

     (A) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

     (B) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     (C) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (A) or (B) of this Article X or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (D) Any indemnification under (A) or (B) of this Article X (unless ordered by a court) and as distinguished from (C) of this Article shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (A) or (B) above. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

    (E) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in (C) or (D) of this Article X upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this Article X.

     (F) The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable law, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     (G) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of this Article X."

      In the event that a claim for indemnification against such liabilities (other than the payment by Delta of expenses incurred or paid by a director, officer or controlling person of Delta in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Delta will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS.

Exhibit
No.        Description
-------    -----------

3.1 Articles of Incorporation of Delta Petroleum Corporation (incorporated by reference to Exhibit 3.1 to the Company's Form 10 filed September 9, 1987 with the Securities and Exchange Commission)(1)

3.2 Amendment to Articles of Incorporation of Delta Petroleum Corporation filed on June 16, 2003 (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended June 30, 2003) (1)

3.3 By-laws of Delta Petroleum Corporation (incorporated by reference to Exhibit 3.2 to the Company's Form 10 filed September 9, 1987 with the Securities and Exchange
           Commission) (1)

5.1        Opinion of Krys Boyle, P.C. regarding legality (2)

23.2       Consent of KPMG LLP (2)

23.3       Consent of Krys Boyle, P.C. **
------------------------

(1)  Incorporated by reference.
(2)  Filed herewith electronically.
**   Contained in the legal opinion filed herewith as Exhibit 5.1.

Undertakings

     The Company on behalf of itself hereby undertakes and commits as follows:

A. 1. To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.

         (iii) Include any additional or changed material information on the plan of distribution.

    2. For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Delta pursuant to the foregoing provisions, or otherwise, Delta has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

C. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934(and, where applicable, each filing of an employee benefits plan annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

D. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado on the 16th day of October, 2003.

                                  DELTA PETROLEUM CORPORATION


                                  By: /s/ Roger A. Parker
                                      ---------------------------------
                                      Roger A. Parker, Chief Executive
                                      Officer


                                  By: /s/ Kevin K. Nanke
                                      ---------------------------------
                                      Kevin K. Nanke, Chief Financial
                                                      Officer

     Pursuant to the requirements of the Securities Act of 1933, this Form S-3 Registration Statement has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.

Signature and Title                                 Date
--------------------                                ----


/a/ Aleron H. Larson, Jr.                       October 16, 2003
-----------------------------------
Aleron H. Larson, Jr., Director

/s/ Roger A. Parker                             October 16, 2003
-----------------------------------
Roger A. Parker, Director

/s/ James B. Wallace                            October 16, 2003
-----------------------------------
James B. Wallace, Director

/s/ Jerrie F. Eckelberger                       October 16, 2003
-----------------------------------
Jerrie F. Eckelberger, Director


-----------------------------------
Joseph L. Castle, II, Director


-----------------------------------
Russell S. Lewis, Director

/s/ John P. Keller                               October 16, 2003
-----------------------------------
John P. Keller, Director